Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Woodmark Corporation:

The audits referred to in our report dated June 30, 2011, with respect to the consolidated financial statements of American Woodmark Corporation (the Company), included the related financial statement schedules (Schedule II – Valuation and Qualifying Accounts) as of April 30, 2011 and 2010 and for each of the years in the three-year period ended April 30, 2011 included in Item 15(a)2 of the Company’s 2011 Annual Report on Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-41900, 333-122438, 333-136867, 333-141621 and 333-172059) of the Company of our reports dated June 30, 2011, with respect to the consolidated balance sheets of the Company as of April 30, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended April 30, 2011, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of April 30, 2011, which reports appear in the April 30, 2011 Annual Report on Form 10-K of the Company.

/s/ KPMG LLP

Richmond, Virginia
June 30, 2011